Exhibit 5.1

RBC Bearings Incorporated One Tribology Center Oxford, Connecticut 06478 Phone: 203.267.5043

November 3, 2017

RBC Bearings Incorporated

One Tribology Center

Oxford, CT 06478

Ladies/Gentlemen:

I am General Counsel and Secretary of RBC Bearings Incorporated, a Delaware corporation (the “Company”), and I have advised the Company in connection with a registration statement on Form S-8 relating to the sale or issuance by the Company from time to time of up to an additional 1,500,000 shares (the “Shares”) of common stock, par value $.01, of the Company (“Common Stock”) issuable under the RBC Bearings Incorporated 2017 Long Term Incentive Plan (the “Plan”).

I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinion set forth below. In rendering my opinion set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and I assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to my attention after that date or any changes in law that may occur or become effective after that date.

I hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 of the Company relating to the Shares.

Very truly yours,

/s/ Thomas J. Williams

General Counsel and Secretary